Exhibit 3.1

HOUSE HACK, INC., DBA HOUSEHACK

(A WYOMING CORPORATION)

8164 PLATINUM STREET

VENTURA, CA 93004

SERIES B CONVERTIBLE BOND AGREEMENT

Bondholder:	[•]
Number:	[•]
Principal Amount:	[•]
Interest Rate:	Five Percent (5%) per annum, payable monthly
Maturity Date:	December 31, 2032
Address of Bondholder	[•]
Email Address of Bondholder	[•]

THIS Series B Convertible Bond Agreement (the “Agreement”) is made as of _______, 2025, by and between House Hack, Inc., a Wyoming corporation, as issuer (hereinafter referred to as the “Company” or “Issuer”), and ________ (the “Bondholder”).

WHEREAS, the Company desires to issue certain unsecured bonds in accordance with the terms set forth in this Agreement; and

WHEREAS, this Agreement relates to the offer by the Company of 5% Series B Convertible Bonds (the “Bonds”) of an initial maximum aggregate principal amount of $75,000,000.00.

NOW, THEREFORE, the Company hereby covenants and agrees as follows:

Article I: Definitions

1.1	Bonds:

The unsecured bonds issued by House Hack, Inc. under this Agreement, shall rank pari passu to all classes of debt securities in the event of liquidation, but shall remain subordinate to all existing and future secured obligations, such as mortgages or other collateralized debts. At the time of this offering, the Company does not have any mortgage obligations, though the Company is permitted to enter into obligations senior to the Bonds. These unsecured bonds are not directly backed by collateral or guarantees. While Bondholders have priority over common shareholders in the event of liquidation, the Bonds are subordinate to secured debts like potential future mortgages or other loans.

1.2	Bondholder:

Any individual, group of individuals, or entity that holds one or more Bonds issued under this Agreement.

1.3	Company or Issuer:

House Hack, Inc. (dba HouseHack), a Wyoming corporation.

1.4	Founder:

The Founder of the Company is Kevin Paffrath, who goes by “Meet Kevin” online.

1.5	Incapacitation:

For the purposes of this Agreement, “Incapacitation” means the Founder is unable to perform his duties due to death, permanent disability, or mental incapacity, as determined by a qualified medical professional and confirmed by a majority of the Company’s Board of Directors.

1.6	Public Statements:

Comments, statements, or representations made in public forums by the Company, its representatives, or its founder, Kevin Paffrath, including but not limited to YouTube livestreams, videos, social media posts, or interviews, shall not amend or supersede the terms of this Agreement or any related legal documents. In the event of any conflict or inconsistency the Agreement shall govern. Bondholders shall not rely on any oral or informal communications for legal or investment decisions.

1.7	Qualified Purchaser:

A Qualified Purchaser includes: (1) an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 (the “Securities Act”); or (2) all other Investors who meet the investment limitations set forth in Rule 251(d)(2)(C) of Regulation A. Generally, an individual or entity meeting the definition of "Accredited Investor" under Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. For individuals, this generally means having a net worth of over $1 million (excluding the value of the primary residence) or an annual income exceeding $200,000 (or $300,000 together with a spouse) in each of the two most recent years, with the expectation of the same income level in the current year. The investment limitations under Rule 251(d)(2)(C) of Regulation A permit non-accredited investors to invest in this Bond Offering as long as the aggregate purchase price paid to the Company for the purchase of the Bonds cannot be more than 10% of the greater of the Purchaser’s (1) annual income or net worth as determined under Rule 501(a) of Regulation D, if purchaser is a natural person; or (2) revenue or net assets for the purchaser’s most recently completed fiscal year if purchaser is a non-natural person.

1.8	Non-Voting Common Stock Shares and Voting Common Stock Shares:

The shares issued to Bondholders upon conversion will be Non-Voting Common Stock, therefore Bondholders will not have voting rights in the Company other than specifically in the event of Company-proposed Bond-related amendments. At present, only the Founder, Kevin Paffrath, holds voting common shares, granting him exclusive decision-making authority over the Board of Directors and therefore the direction of the Company. However, upon an Initial Public Offering (IPO) or in the future, the Company retains the sole discretion to exchange shares of Non-Voting Common Stock to shares of Voting Common Stock. There is no formal plan to make such an exchange at this time. Until such time, Bondholders and converted shareholders will not hold voting rights in the Company.

1.9	YouTube Update:

The quarterly update provided by the Company on its YouTube channel, covering financial performance, strategic milestones, and future objectives.

1.10	Significant Economic Downturn:

A period during which the U.S. Gross Domestic Product (GDP) declines for two consecutive quarters; The S&P 500 Index declines by 20% or more from its peak; or a recession is officially declared by the National Bureau of Economic Research (NBER).

Article II: The Bonds

2.1 Issuance of Bonds:

The Company, for value received, promises to pay to the Bondholder, or its registered assigns, the Principal Amount as defined on the first page of this Agreement, in accordance with the terms herein, on the Maturity Date.

2.2 Interest:

The Company promises to pay interest on the principal amount of the Bond at five percent (5%) per annum from the date of issuance, up to the Maturity Date. The Company will pay interest due on the Bonds in equal monthly installments (the “Interest Payment”) on the twenty-first (21st) day of the following month (the “Interest Payment Dates”), or if any such day is not a business day, the next business day, to holders of record as of the last day of the previous month. The Company shall pay pro-rata interest to Bondholders who purchase and/or hold the Bonds for periods less than a month.

2.3 Maturity:

The Bonds will mature on December 31, 2032, at which point the Principal Amount of the Bonds, along with all accrued and unpaid interest, shall become due and payable.

2.4 Grace Period & Late Fees:

The Company shall have a ninety (90) day grace period after the Interest Payment Date to make the Interest Payment without breach, default, or penalty (the “Grace Period”). After the Grace Period, a late fee of ten percent (10%) of the outstanding Interest Payment owed shall be applied to the outstanding Interest Payment. Bonds are considered in default if interest or principal remains unpaid for a period exceeding ninety (90) days after the end of the Grace Period, or one hundred eighty (180) days from the original payment due date.

Article III: Conversion of Bonds

3.1 Automatic Conversion:

Starting on January 1, 2027, if the price of the Company’s Non-Voting Common Stock is $1.40 per share or more, the Bonds will be automatically converted to the Company’s Non-Voting Common Stock.

3.2 Determinations of the Value of the Company’s Non-Voting Common Stock:

For the Automatic Conversion described in Section 3.1, the valuation of the Company’s Non-Voting Common Stock shall be determined in the following ways:

a.	If the Company’s Non-Voting Common Stock is publicly traded on a national exchange, then the Company may convert the Bonds to the Company’s Non-Voting Common Stock if the Company’s Non-Voting Common Stock closing price has a 5-day average closing price at or above $1.40; or
b.	If the Company’s Non-Voting Common Stock is not traded on a national exchange, the Board of Directors of the Company shall determine, by use of an independent third party valuator, the value of the Non-Voting Common Stock. The Company will hire such independent third-party valuator within 180 days of the beginning of each calendar year until maturity to perform the valuation for purposes of determining the price to trigger conversion. The Board will have sole discretion as to the selection of the valuating party, as well as when, and how often, to assess the value of the Non-Voting Common Stock.

3.3 Conversion Ratio:

The Conversion Ratio for the Bonds is $1.40 per share of Non-Voting Common Stock, subject to adjustments as provided below in Section 3.4. Conversions resulting in fractional shares shall be rounded up to the nearest whole share.

3.4 Conversion Ratio Adjustments.

The Conversion Ratio shall be subject to adjustment from time to time as follows:

(i)            Adjustments for Subdivisions, Combinations or Consolidation of Company Non-Voting Common Stock. In the event the outstanding shares of the Company Non-Voting Common Stock shall be subdivided by stock split or stock dividends, into a greater number of shares of the Company Non-Voting Common Stock, the Conversion Ratio then in effect (currently one Series B Convertible Bond Share [valued at $10,000.00] converts into the Company’s Non-Voting Common Stock at $1.40 per share or seven thousand one hundred forty-three shares of Non-Voting Common Stock of the Company) with respect to the Series B Bonds shall, concurrently with the effectiveness of such subdivision, be proportionately adjusted to maintain a Holder’s potential then-existing ownership percentage in the Company had the Bonds converted to shares immediately prior to such subdivision. In the event the outstanding shares of the Company Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of the Company Common Stock, the Conversion Ratio then in effect with respect to the Series B Bonds shall, concurrently with the effectiveness of such combination or consolidation, be proportionately adjusted to maintain a Holder’s potential then-existing ownership percentage in the Company had the Bonds converted to shares immediately prior to such consolidation.

(ii)            Adjustments for Reclassification, Exchange and Substitution. If the Company’s Non-Voting Common Stock issuable upon conversion of the Series B Bonds shall be changed into the same or a different number of shares of any other class or classes of stock or into any other securities or property, whether by capital reorganization, reclassification, merger, combination of shares, recapitalization, consolidation, business combination or other similar transaction (other than a subdivision or combination of shares provided for above), each of the Series B Bonds shall thereafter be convertible into the number of shares of Non-Voting Common Stock or other securities or property to which a holder of the number of shares of the Company Non-Voting Common Stock deliverable upon conversion of such share of Series B Bonds shall have been entitled to upon such transaction. The provisions of this section on Adjustments shall similarly apply to successive capital reorganizations, reclassifications, mergers, combinations of shares, recapitalizations, consolidations, business combinations or other similar transactions.

(iii)          Certification as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Ratio pursuant to an Adjustment, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each Holder a certified notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and the Conversion Ratio then in effect. The Company shall, upon the reasonable written request at any time by any Holder, furnish or cause to be furnished to such Holder a notice certifying (i) such adjustments and readjustments, (ii) the Conversion Ratio at the time in effect, and (iii) the number of shares of the Company Non-Voting Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such Holder’s Series B Bonds.

Article IV: Company Call

4. Company Call.

4.1 The Company may call (prepay) any or all Bonds at any time after January 1, 2030. The Company may call the Bonds, in whole or in part, without penalty. If the Bonds are extended for any reason, the Company may redeem the Bonds at any time during such extension period. Any call of a Bond will be at a price equal to the then outstanding Principal Amount on the Bonds being redeemed, plus any accrued but unpaid interest on such Bonds. If the Company plans to call the Bonds, the Company will give notice of call not less than 7 days prior to any redemption via the notice methods provided herein date to each such holder’s address appearing in the Bond Register. In the event the Company elects to call less than all of the Bonds, the particular Bonds to be called will be selected by the Company by such method as the Company shall deem fair and appropriate.

4.2 In the low-probability event that our Founder becomes Incapacitated, the Company shall have the immediate right to call any or all Bonds, as provided in 4.1.

Article V: Default

5.1 Default:

Bonds shall be considered in default if the Company fails to pay Interest Payments or the Principal Amount for a period exceeding ninety days (90 days) after the Grace Period, excluding any extensions granted under Section 5.3.

5.2 Right to Cure:

In the event of a default, the Company shall have a 90-day period to cure after receiving written notice from a Bondholder. During this cure period, the Company may take action to fulfill its payment obligations or seek an extension pursuant to Section 5.3 without incurring penalties. Any extensions pursuant to Section 5.3 will toll the event of default and upon the termination of any extension, the Company shall have an additional 90-day period to cure any default.

5.3 Economic Extensions.

In the event of a Significant Economic Downturn between January 1, 2030 and December 31, 2032, the Company, at its discretion, shall be permitted to extend the Maturity Date, for an additional two (2) years, without being considered in default. Interest on the Bonds shall continue to be payable under such an extension. The Company shall notify Bondholders in writing, within 60 days of the triggering event, of its decision to extend the repayment deadlines, and provide a new expected maturity date.

Article VI: Covenants

6.1 No Negative Covenants:

The Company is free to take on additional debt, including senior debt, mortgages and other forms of financing, as well as issue corporate securities such as preferred stock that obligate the Company to pay dividends or distributions, as necessary to facilitate business operations.

6.2 Affirmative Covenants:

The Company agrees to provide Bondholders with unaudited semi-annual financial statements and reports and an annual audited financial statement. In addition, the Company expects, but does not guarantee, to provide quarterly updates on its YouTube channel (subject to availability), covering the Company’s strategic milestones, major business developments, and future objectives.

Article VII: Governing Law; Arbitration

7.1 Governing Law

This Agreement and the Bonds issued hereunder shall be governed by and construed in accordance with the laws of the State of Wyoming, without regard to its conflict of laws provisions.

7.2. Mandatory Dispute Resolution; Arbitration; Waiver of Jury Trial.

Any disputes arising under this Agreement shall be resolved through binding arbitration administered by JAMS in accordance with its Comprehensive Arbitration Rules & Procedures. Arbitration shall be the mandatory and exclusive means for resolving disputes, and the arbitration shall take place virtually or, if agreed upon by all parties, in person in Ventura, California, or at any other location mutually agreed upon. The complaining party shall be responsible for any mediation or arbitration fees. Arbitration shall be limited to resolving the specific dispute between the Company and the Bondholder. Arbitrators shall be permitted to consider market conditions, economic circumstances, and any force majeure events in determining whether the Company is liable for breach of this Agreement. The arbitrator shall not have the authority to award punitive damages, attorney's fees, or any remedy beyond actual, documented losses. The parties to the Agreement hereby waive their right to a jury trial.

7.3 Force Majeure:

The Company shall not be liable for any failure or delay in the performance of its obligations under this Agreement due to events beyond its control including but not limited to acts of God, natural disasters, war, civil unrest, pandemics, earthquakes, vandalism, riots, terrorism, or government action or intervention (“Force Majeure Event”). In the event of a Force Majeure Event, the Company reserves the right to extend its obligations for a reasonable amount of time under this Agreement without being deemed in default.

Article VIII: Voting Rights

8. Bondholder Voting Rights:

Bondholders do not possess any voting rights regarding the Company's corporate governance, management decisions, or participation in shareholder meetings, or any other Company actions, except as explicitly provided in this Agreement. Specifically, Bondholders may have limited voting rights solely concerning proposed amendments or modifications to the terms of the Bonds that are proposed by the Company and directly affect their rights as Bondholders. In the event the Company proposes an amendment or modification to this Agreement, it shall be passed and become effective with a majority vote of all then-existing Bondholders, weighted with each then-existing Bond having one vote.

Article IX: Supremacy of Official Documents

9. Public Statements:

Any comments, statements, or representations made by the Company, its representatives, or its founder, Kevin Paffrath, in public forums, including but not limited to YouTube livestreams, videos, social media posts, interviews, or any other public setting, do not amend, modify, or supersede the terms outlined in this Agreement or any related legal documents (e.g., subscription agreements, offering memorandums).

In the event of any conflict or inconsistency between public statements and the formal legal documents, the terms of the official, signed documents shall govern. Public statements made by the Company or its representatives are for informational purposes only and do not alter the legal terms outlined in this Agreement or related documents.

Article X: Waiver of Legal Remedies and Acceptance of Business Changes

10.1 Business Discretion:

The Company reserves the right to alter or expand its business operations at its discretion. This may include but is not limited to:

a.	Starting new lines of business,
b.	Acquiring or merging with other businesses,
c.	Investing in new industries or ventures,
d.	Changing operational structures or strategies,
e.	Incurring expenses for expansion or reorganization.

There is no guarantee that such changes will result in financial gain or be beneficial to the Company or its Bondholders. Bondholders and shareholders acknowledge and agree that the Company’s management may make such changes as it deems beneficial for the future of the Company.

10.2 Limitation on Legal Remedies:

Bondholders acknowledge the Company's right to make business decisions at its discretion. However, this does not waive any legal rights Bondholders may have under applicable law in cases of fraud, willful misconduct, or breach of the terms of this Agreement.

10.3 Waiver of Legal Remedies:

By investing in the Bonds, Bondholders and shareholders expressly waive any legal remedies or rights to bring lawsuits or claims against the Company, its officers, directors, or representatives, in relation to:

a.	Changes in the Company’s business strategy,
b.	Changes in operations or investments,
c.	Incurred expenses related to changes or growth,
d.	Shifts in company positioning,
e.	Acquisitions or expansions,
f.	Any other decisions that management deems in the best interest of the Company.

Bondholders and shareholders agree to waive their right to object to any such changes, including but not limited to filing lawsuits, seeking damages, or pursuing any legal actions in response to the Company’s operations or strategic decisions, unless there’s a case of fraud of willful violation of the law.

10.4 Limitation of Liability:

The Company, its officers, and its representatives shall not be liable for any indirect, incidental, special, consequential, or punitive damages arising from the Company's business decisions, including those related to new lines of business, acquisitions, investments, or any other changes in the Company’s business operations.

10.5 Binding Nature:

This waiver of legal remedies and limitation of liability is binding upon all Bondholders, shareholders, their successors, heirs, and assigns. By subscribing to the Bonds, each Bondholder affirms they have read, understood, and agreed to this waiver, recognizing the Company’s right to act in its discretion without Bondholder.

Article XI: Private Resale of Bonds or Shares

11.1 Optional Company Repurchase Offer:

The Company may, at its sole discretion, offer to repurchase Bonds from a Bondholder at a discounted rate to be determined by the Company at the time of the repurchase. This option is entirely optional for the Company to offer, and Bondholders do not have put rights (the right to force the Company to repurchase their Bonds). The investor acknowledges that there is no guarantee that the Company will agree to any such repurchase. Any discounted rate or terms for such repurchase will be determined at the sole discretion of the Company based on market conditions and the Company's financial position at the time of the offer. The Company is under no obligation to offer repurchase terms and reserves the right to reject any investor request for a buy-back.

11.2 Private Sale Facilitation:

In the event a Bondholder seeks to privately sell their Bonds or shares to another investor, the Company may, at its discretion, facilitate the process by privately contacting other Bondholders via email or other private communications to notify them of the availability of Bonds or shares for sale. This is intended to assist Bondholder in connecting with potential buyers, but:

a)	The Company will not facilitate any solicitation or transaction in violation of state and federal securities rules and regulations.
b)	The Company will not facilitate a general solicitation of Bondholders or engage in public advertising regarding the availability of Bonds.

c)	The Company may communicate opportunities for a private sale solely among current Bondholders.
d)	Any facilitation of private sales by the Company will be conducted in compliance with all applicable securities laws and regulations.
e)	The Company does not guarantee the success of any private sale and is not responsible for the terms negotiated between private parties.

11.3 No Guarantee of Market Liquidity:

The Bondholder acknowledges that there is no guarantee of liquidity in any private market for the Bonds. While the Company may assist investors in facilitating sales, the investor assumes full responsibility for any private sale and acknowledges that there is no obligation on the part of the Company to repurchase or facilitate such transactions.

Article XII: Miscellaneous

12.1 Amendments:

This Agreement may not be amended unless the amendment is proposed by the Company and presented to the Bondholders for their consideration and approval by a majority vote. The Company shall provide notice of any proposed amendment to the Bondholders not less than 14 days before the action to be voted on occurs. The amendment will be accepted if there is approval of the Company and Bondholders representing at least a majority of the Bonds, weighted with each then existing Bond receiving one vote, represented and voting at a duly called meeting of Bondholders or through a written consent process set forth by the Company at its discretion. The approval is based solely on the Bonds that are voted, regardless of the total outstanding principal amount of the Bonds. Such consent is solely for the purpose of approving amendments affecting the terms and conditions of the Bonds and does not grant any general voting rights in the Company.

12.2 Binding Effect:

This Agreement shall be binding upon and inure to the benefit of the Company, its successors, and assigns, and the Bondholders, their heirs, executors, and legal representatives.

12.3 Notices:

All notices, requests, demands, and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given (i) upon delivery when delivered in-person, (ii) as of 2:00 p.m. PT on the day after being delivered to a nationally recognized overnight courier; (iii) upon transmission thereof and receipt of the appropriate answerback when delivered by facsimile transmission or by email; or (iv) 72 hours after being placed in a depository of the United States mails when delivered by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

(a) If to the Company:

House Hack, Inc., DBA HouseHack

Attn: Investor Relations

8164 Platinum Street

Ventura, CA 93004

ir@househack.com

(b) If to the Bondholder, to the address and contact information provided by the Bondholder to the Company from time to time. Each Bondholder is under an affirmative duty to inform the Company of any contact information changes within thirty (30) days of the change.

12.4 Severability:

If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any jurisdiction, such provision shall be ineffective only to the extent of such invalidity, illegality, or unenforceability, without affecting the remaining provisions of this Agreement. Such invalidity, illegality, or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.5 Management of Payments and Communications:

The Company shall directly manage all communications, payments, and record-keeping related to the Bonds. No trustee shall be appointed for the Bonds.

12.6 Registration:

These securities have not been registered under the Securities Act of 1933 or any state securities laws and are being offered in reliance on exemptions from registration. They may not be sold or transferred except as permitted under applicable securities laws. This offering is being made pursuant to Regulation A under the Securities Act of 1933.

12.7 Electronic Signatures:

This Agreement may be executed electronically, and electronic signatures shall be deemed originals for all purposes.

12.8 Confidentiality:

Bondholders agree to maintain the confidentiality of any non-public information provided by the Company and will not disclose such information without the Company’s prior written consent, except as required by law.

12.9 Advisory Relationship:

The Company is not acting as an advisor or fiduciary to any Bondholder. Each Bondholder has consulted with their own legal, financial, and tax advisors concerning this investment.

12.10 Entire Agreement:

This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings, whether written or oral, relating to the subject matter hereof.

12.11 Conflicts of Interest:

The Company, its directors, officers, and affiliates may engage in activities that could present conflicts of interest. These include, but are not limited to:

a.	Serving in multiple roles across affiliated entities; or
b.	Entering into transactions or agreements with affiliated companies.

The Company will manage these conflicts in accordance with its internal policies and procedures and in compliance with applicable laws and regulations to ensure fair and equitable treatment of all Bondholders.

12.12 Affiliate Relationships and Potential Conflicts of Interest:

The Company hereby discloses that it is affiliated with several entities owned or operated by Kevin Paffrath, including but not limited to:

a.	Plato's Philosophy LLC, DBA StockHack and FinancialAgent, a financial advisory firm.
b.	The Paffrath Organization, DBA Meet Kevin, a media company and real estate brokerage.
c.	SuitHack, LLC, a potential broker-dealer; and
d.	Other Ventures of Kevin Paffrath.

12.13 Advisory Client Investments:

Some clients, if any, of the Company's affiliated financial advisory services may invest in the Bonds offered by the Company. The Company acknowledges that this may present potential conflicts of interest. The Company and its affiliates will conduct all transactions with transparency and in accordance with applicable laws and regulations. The Company commits to acting in the best interests of its investors and clients, ensuring that any potential conflicts are disclosed and managed appropriately to individual investors receiving advisory information. There is no further obligation of the Company to disclose the identity or amount, of any particular investor, who is or may also be a client of our Founder in another venture. By investing in the Bonds, investors acknowledge the affiliations between the Company and entities including, but not limited to, those listed above.

12.14 Compliance with Securities Laws:

The Company shall comply with all applicable federal and state securities laws and regulations in connection with the offering and sale of the Bonds. The Bondholders acknowledge that they have been provided with all disclosures required under such laws.

12.15 Governing Language:

This Agreement and all related documents are drafted in the English language, which shall be the governing language in interpreting and applying the terms herein.

12.16 Governing Time:

This Agreement and all related documents refer to times, all of which should be considered Pacific (California) times.

12.17 Counterparts:

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.18 Assignment:

Bondholders may not assign or transfer their rights or obligations under this Agreement without the prior written consent of the Company, except as permitted under applicable securities laws. The Company may assign its rights and obligations hereunder to a successor entity in connection with a merger, acquisition, or reorganization.

12.19 Electronic Communication Consent:

By investing in the Bonds, Bondholders consent to receive all communications, notices, and disclosures from the Company electronically via email or through the Company's designated online platform, in compliance with the E-SIGN Act.

12.20 Compliance with Future Laws: The Company agrees to comply with any future changes in applicable laws and regulations. If such changes materially affect the terms or enforceability of this Agreement, the Company shall make necessary amendments to remain in compliance and will notify Bondholders of any significant changes, and the Bondholders hereby consent to any such amendments.

12.21 Responsibility for Fees:

All Bondholders are responsible for any fees associated with the receipt of interest payments, including but not limited to bank fees, wire transfer fees, currency conversion fees, and any intermediary bank charges. The Company shall deduct any such fees from the interest payments made to the investor, resulting in the net amount received.

12.22 Currency and Exchange Rates:

All interest payments will be made in U.S. Dollars (USD). Investors receiving funds in non-USD currencies are responsible for any currency conversion fees or exchange rate fluctuations.

12.23 No Company Liability for Fees or Delays:

The Company is not liable for any delays, fees, or losses resulting from the banking system, intermediary banks, or other financial institutions involved in processing payments. Investors should coordinate with their financial institutions to understand any potential fees or requirements.

Article XIII: International Investors

13.1 Eligibility and Compliance:

International investors may be eligible to invest in the Bonds provided they meet investor qualification standards substantially similar to the "Accredited Investor" criteria under U.S. securities laws. Such investors are responsible for ensuring that their investment complies with all applicable laws and regulations of their home country and the United States. International investors should discuss their situation with our Investor Relations team at ir@househack.com prior to making an investment. The Company reserves the right to accept or reject investments from international investors at its sole discretion.

13.2 Tax Withholding and Reporting for International Investors:

a.	Provision of IRS Form W-8BEN or W-8BEN-E: Mandatory Requirement: International investors must provide the Company with a valid IRS Form W-8BEN (for individuals) or Form W-8BEN-E (for entities) before any interest payments are made.

Purpose of the Form: This form certifies the investor's non-U.S. status and allows the investor to claim any applicable reduced withholding rate under an income tax treaty between the United States and the investor's country of residence.

b.	Failure to Provide Form W-8BEN or W-8BEN-E: Maximum Withholding Rate: If an international investor fails to provide a valid Form W-8BEN or W-8BEN-E, the Company is required by U.S. federal tax law to withhold tax at the maximum rate of 30% on all interest payments.

Delay or Suspension of Payments: The Company may delay or suspend interest payments to the investor until the required form is received.

Investor Responsibility: It is the investor's responsibility to provide the necessary documentation in a timely manner to avoid unnecessary withholding or payment delays.

c.	Withholding Procedures Upon Receipt of Form W-8BEN or W-8BEN-E:
Application of Withholding Tax: Upon receipt of a valid Form W-8BEN or W-8BEN-E, the Company will apply the appropriate U.S. federal tax withholding rate to interest payments made to the international investor.

Standard Rate: The standard withholding rate is 30%.

Reduced Rate Under Tax Treaty: If the investor is eligible for a reduced withholding rate under an applicable income tax treaty between the United States and the investor's country of residence, and this is properly indicated on the form, the Company will withhold tax at the reduced rate.

Verification of Eligibility: The Company will review the provided form to verify that it is complete and that the claimed treaty benefits are applicable.

d.	No Gross-Up for Withholding:

Net Payments: The Company will not increase (gross-up) interest payments to cover any withholding taxes. International investors will receive the net amount after applicable U.S. federal tax withholding.

e.	Remittance of Withheld Taxes:

Payment to IRS: The Company will remit all withheld taxes to the United States Internal Revenue Service (IRS) as required by law.

Reporting: The Company will report the interest payments and amounts withheld to the IRS and the investor on IRS Form 1042-S, "Foreign Person's U.S. Source Income Subject to Withholding."

f.	Investor's Tax Obligations:

Consultation with Tax Advisors: International investors are advised to consult their own tax advisors regarding the tax implications of investing in the Bonds, including the applicability of any tax treaties and the proper completion of Form W-8BEN or W-8BEN-E.

Compliance: Investors are responsible for compliance with the tax laws of both the United States and their country of residence.

13.3 Tax Reporting and Documentation:

a.	Annual Tax Reporting: Form 1042-S: By March 15th of each year, the Company will provide international investors with IRS Form 1042-S, detailing the interest income paid and any U.S. federal tax withheld during the preceding calendar year.

Form 1042: The Company will file IRS Form 1042, "Annual Withholding Tax Return for U.S. Source Income of Foreign Persons," summarizing all amounts withheld and remitted to the IRS.

b.	Record Keeping:

Investor Records: International investors should retain copies of all tax forms and communications for their personal records and for compliance with their own tax reporting obligations.

13.4 Compliance with U.S. Tax Laws:

Company's Obligations: The Company will comply with all applicable U.S. federal tax withholding and reporting requirements concerning payments to international investors.

Updates to Tax Laws: In the event of changes to U.S. tax laws or regulations that affect the Company's obligations, the Company will adjust its procedures accordingly and notify investors of significant changes that may impact them.

13.5 No Advice: The Company does not provide tax, legal, or accounting advice. It is the Bondholder's responsibility to understand and comply with all tax laws applicable to their investment in the Bonds.

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Signatures

House Hack, Inc. By: __________________________ Kevin Paffrath, Founder & CEO Date: ________________________

Bondholder

Bondholder Name:

___________________________

(Please Print)

By: ________________________

(signature)

Title (if the Bondholder is an entity):_____________________________________________________________

__________________________________________________________________

Date: _______________________

Bondholder Name 2 (if joint): ________________________ ________________________ (Please Print) Date: _______________________